Exhibit 10.2
SECOND AMENDMENT TO
RETIREMENT AGREEMENT
     THIS SECOND AMENDMENT TO RETIREMENT AGREEMENT (“Amendment”) is entered into by and between Trico Marine Services, Inc., a Delaware corporation (the “Company”), and Joseph S. Compofelice (“Director”) as of July 23, 2008.
     WHEREAS, Director has been elected to serve as a member of the Board of Directors of the Company (the “Board”), and has been designated by the Board as Chairman of the Board;
     WHEREAS, the Company and Director have heretofore entered into that certain Retirement Agreement dated as of March 15, 2005, as amended (the “Retirement Agreement”);
     WHEREAS, the Company and Director have heretofore entered into Employment Agreement effective as of July 9, 2007, pursuant to which the Company has employed Director in the positions of President and Chief Executive Officer of the Company;
     WHEREAS, the Company and Director have entered into an Amended and Restated Employment Agreement effective as of July 23, 2008 (the “Amended and Restated Employment Agreement”);
     WHEREAS, pursuant to Section 5 of the Retirement Agreement, the Company and Director have the authority to amend the Retirement Agreement; and
     WHEREAS, in connection with entering into the Amended and Restated Employment Agreement, the Company and Director desire to amend the Retirement Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Director hereby agree, effective as of the date first set forth above, that the Retirement Agreement shall be amended as hereafter provided:
     1. The following sentence shall be added at the end of Section 2 of the Retirement Agreement:
“The Amended and Restated Employment Agreement between the Company and Director effective as of July 23, 2008 (the “Employment Agreement”) provides for certain termination benefits (the “Termination Benefits”) if Director ceases to be employed by the Company under certain circumstances outside the control of Director. The Termination Benefits are consistent with those provided to other executives of the Company and to executives of other similar companies. While the Board and Director view the Termination Benefits as a new benefit separate and distinct from the retirement benefits provided under this Agreement, the Board has determined that Director should not be entitled to receive both the

Termination Benefits and the retirement benefits under this Agreement, so the Board and Director have agreed that if Director receives the Termination Benefits, he will not be eligible to receive the retirement benefits under this Agreement. Therefore, notwithstanding anything in this Agreement to the contrary, if Director receives the Termination Benefits provided for in the Employment Agreement, he shall not be eligible to receive the retirement benefits under Section 1 of this Agreement.”
     2. This Amendment (a) shall supersede any prior agreement between the Company and Director relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under Director.
     3. Except as expressly modified by this Amendment, the terms of the Retirement Agreement shall remain in full force and effect and are hereby confirmed and ratified.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.

TRICO MARINE SERVICES, INC.

By:	/s/ Rishi A. Varma
Name: Rishi Varma
Title: Chief Administrative Officer, Vice President and General Counsel

/s/ Joseph S. Compofelice

JOSEPH S. COMPOFELICE